Exhibit 99.1

BIMI Announces 1-for -5 Reverse Stock Split

NEW YORK, Feb. 02, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced a 1-for-5 reverse split of its common stock effective today at 5:00 PM EST. Beginning on February 3, 2022, the Company’s common stock will trade on Nasdaq on a split adjusted basis.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding. The number of shares of common stock currently outstanding will be rounded up to the nearest whole share.

The new CUSIP number for the common stock following the reverse stock split is 05552Q202.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. Stockholders holding physical stock certificates will also generally receive book-entry shares instead of their existing certificates, and the Company’s transfer agent, American Stock Transfer & Trust Company may send further instructions.

The reverse stock split is intended to increase the per share trading price of the Company's ordinary shares to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Stock Market. Following the reverse stock split, the Company will have approximately 8,502,221 ordinary shares issued and outstanding, exclusive of shares issuable under outstanding options and warrants. The reverse stock split will not affect the number of total authorized ordinary shares of the Company.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803

Email: BIMI@dgipl.com